Exhibit 99.1

Contact:	James A. Tracy VP Finance/CFO 508 650-9971 ext. 315 jtracy@visionsciences.com

VISION-SCIENCES, INC.  Reports Third Fiscal Quarter Results

NATICK, Mass., February 10, 2005 /PRNewswire-FirstCall/ — Vision-Sciences, Inc., (Nasdaq: VSCI) today issued its results for the fiscal quarter ended December 31, 2004 (“Q3 05”).  For Q3 05, sales increased by 4% to $2.83 million, compared to sales of $2.72 million in the three months ended December 31, 2003 (“Q3 04”).  The net loss in Q3 05 was $0.78 million, compared to net income of $0.03 million in Q3 04.  Abbreviated results, in $000’s, (except per share data) for Q3 05, compared to Q3 04, and the nine months ended December 31, 2004 and 2003, respectively, are as follows:

	Q3 05	Q3 04	Inc (Dec)
Sales	$2,827	$2,718	$109
Net loss	$(786)	$28	$(814)
Net loss per share	$(0.03)	$0.00	$(0.03)

	9 mo 05	9 mo 04	Inc (Dec)
Sales	$7,635	$6,785	$850
Net loss	$(1,993)	$(1,129)	$(864)
Net loss per share	$(0.06)	$(0.04)	$(0.02)

Full results for Q3 05 will be published in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission by February 14, 2005.  Sales of the medical segment increased in Q3 05 by 22% to $2.16 million, compared to $1.77 million in Q3 04.  Sales of the industrial segment decreased in Q3 05 by approximately 29% to $0.67 million, compared to $0.95 million in Q3 04.

Mr. Ron Hadani, President and CEO of the Company, stated “We are encouraged that our product development programs continue to show results.  Fully $864,000, or 40% of our medical sales in Q3 05, came from products that we introduced in the last twelve months.  These products included sales of our flexible Trans-Nasal Esophagoscope for Biopsy (“TNE Bx”) with Slide-On™ EndoSheath® System, our ENT-1000 small diameter endoscope and companion EndoSheaths, both new products for the Ear-Nose-Throat (“ENT”) market.  Also included are sales of our flexible Cystoscope with Slide-On EndoSheath System to our international distributors, and the initial shipments of those products to the Urology division of Medtronic USA, Inc. (“Medtronic USA”), under our new distribution agreement with Medtronic USA, signed in December 2004.”

Mr. Hadani further stated, “We are also pleased to report that the sales of our TNE Bx system reflect the resolution of initial production concerns that prevented us from shipping them in Q2 05.  In Q3 05 we were able to get back on schedule, filling orders for our TNE Bx system that is designed to allow physicians to perform biopsies in their offices using topical anesthetics.  We believe the TNE Bx system presents a significant advantage to the alternative of placing patients under conscious sedation in an operating room environment, while it improves the practice efficiency of physicians by increasing patient throughput and reducing hospital-based procedures.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences’ products and the Company is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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